EXHIBIT 10.13


                 AMENDED AND RESTATED PROMISSORY NOTE



  $25,000,000                                     Los Angeles, California

  Loan Nos.:  6 101 024                                      May 24, 1996
              6 101 025
              6 101 026
              6 101 027

      FOR VALUE RECEIVED, the undersigned, BEDFORD PROPERTY INVESTORS, INC., a Maryland corporation ("Maker"), having an address at 270 Lafayette Circle, Lafayette, California 94549, PROMISES TO PAY TO THE ORDER OF THE PRUDENTIAL INSURANCE COMPANY OF AMERICA ("Prudential"), a New Jersey corporation authorized to do business in the State of California (Prudential and its successors and assigns who become holders of this Amended and Restated Promissory Note (the "Note") are hereinafter collectively referred to as "Holder"), to Prudential at Morgan Guaranty Trust Company, 23 Wall Street, New York, New York 10019, Account No. 050-54-493, referencing Loan Nos. 6 101 024,
  6 101 025, 6 101 026 and 6 101 027, or at such other place as Holder, may from time to time designate, the principal sum of Twenty-Five Million and No/100 Dollars ($25,000,000.00), together with interest on the amount advanced from the date funds are first disbursed hereunder until paid at a rate per annum equal to the Interest Rate (as hereinafter defined). For the first payment due under the Loan or any additional advance hereunder, interest shall be calculated on the basis of a 365-day year and the actual number of days in each month. Thereafter, interest shall be calculated on the basis of a 360-day year and 30-day month; except with respect to partial months in which case interest shall be calculated on the basis of the actual number of days in the year and the actual number of days elapsed in the period during which it accrues, in accordance with the terms and conditions set forth below.

      1. Definitions. For the purpose of this Note, the following terms shall have the meanings set forth below; certain other terms are defined where they appear in this Note:

           (a)  "Deeds of Trust" means, collectively, that certain
  (i) Deed of Trust, Security Agreement and Fixture Filing with Assignment of Leases, Rents and Agreements (Dupont Industrial Center, Ontario), dated as of March 20, 1996, executed by Maker as "Trustor" to the benefit of Prudential as "Beneficiary" and recorded in the Official Records of San Bernardino County, California, (ii) Deed of Trust, Security Agreement and Fixture Filing with Assignment of Leases, Rents and Agreements (Tustin Business Park), dated as of
  March 20, 1996, executed by Maker as "Trustor" to the benefit of Prudential as "Beneficiary" and recorded in the Official Records of Orange County, California, (iii) Deed of Trust, Security Agreement and Fixture Filing with Assignment of Leases, Rents and Agreements (Woodlands II), dated as of March 20, 1996, executed by Maker as "Trustor" to the benefit of Prudential as "Beneficiary" and recorded in the Official Records of Salt Lake County, Utah, and (iv) Deed of Trust, Security Agreement and Fixture Filing with Assignment of Leases, Rents and Agreements (Milpitas Town Center), of even date herewith, executed by Maker as "Trustor" to the benefit of Prudential as "Beneficiary" and recorded in the Official Records of Santa Clara County, California.

           (b) "Discount Rate" means the interest rate, which when compounded monthly, is equivalent to the Treasury Rate, when compounded semi-annually.

           (c) "Interest Rate" means a rate of interest per annum of seven and 02/100 percent (7.02%).

           (d) "Loan Documents" means this Note, the Deeds of Trust, and all other documents, with the exception of each of the four documents entitled "Hazardous Substances Remediation and Indemnification Agreement" each of even date herewith (collectively, the "Remediation and Indemnification Agreements") executed by Maker in favor of Holder, now or hereafter governing, securing or executed in connection with the indebtedness evidenced by this Note or any portion of such indebtedness.

           (e)  "Loan" means the loan evidenced by this Note.

           (f)  "Maturity Date" means that date which is the fifteenth
  (15th) day of March, 2003.

           (g) "Prepayment Amount" means the amount of the Principal Balance prepaid on a Prepayment Date.

           (h) "Prepayment Date" means any date, prior to the Maturity Date, upon which all or any portion of the Principal Balance is prepaid.

           (i) "Prepayment Premium" shall have the meaning set forth in Paragraph 6(a) hereof.

           (j) "Present Value of the Loan" means the present value, discounting from a Prepayment Date at the Discount Rate, of all payments of principal and interest which would have been payable on the Prepayment Amount from the Prepayment Date through and including the Maturity Date.

           (k) "Principal Balance" means the outstanding principal balance of this Note from time to time outstanding.

           (l) "Secondary Interest Rate" means a rate of interest equal to the greater of (i) eighteen percent (18%) per annum, or
  (ii) a per annum rate equal to five percent (5%) over the prime rate (for corporate loans at large United States money center commercial banks) published in the Wall Street Journal on the first business day of each month in which such default occurs or continues.

           (m) "Treasury Rate" means the interest rate, conclusively determined by Holder on the Prepayment Date equal to the semi-annual yield on the Treasury Constant Maturity Series with maturity equal to the remaining weighted average life of the Loan for the week prior to the Prepayment Date, as reported in Federal Reserve Statistical Release H.15 - Selected Interest Rates ("Release H.15"). The rate will be determined by linear interpolation between the yields reported in Release H.15, if necessary. In the event Release H.15 is no longer published, Holder shall select a comparable publication to determine the Treasury Rate.

      2.   Payments.

           (a) Subject to the provisions of the first paragraph of this Note with respect to the calculation of the first payment hereunder, commencing on the fifteenth day of April, 1996 and continuing on the fifteenth day of each calendar month thereafter through and including the fifteenth day of March, 1998, monthly payments of interest only at the Interest Rate shall be due and payable. Commencing on the fifteenth day of April, 1998 and continuing on the fifteenth day of each calendar month thereafter through and including the fifteenth day of February, 2003 monthly installments of principal and interest in the amount of $177,013.88 shall be due and payable with the entire unpaid Principal Balance plus accrued interest and other amounts payable under the Loan Documents being due and payable on the Maturity Date.

           (b) Notwithstanding that this Note is dated May 24, 1996, all payments due under this Note through and including the payment due on May 15, 1996 have been made as and when due and, as of the date of recordation of the Milpitas Deed of Trust, there is no delinquency or default in payment of any principal or interest or any other monetary amount due under this Note.

      3. Treatment of Payments. All payments due under this Note or the Loan Documents shall be paid by Maker in lawful money of the United States of America on the date such payment is due. All such payments shall be made without deduction for any present or future taxes, levies, imposts, deductions, charges or withholdings (including U.S., state or local income taxes), which amounts shall be paid by Maker. Payments from Maker to Holder under this Note shall be applied first to the payment of any expense reimbursements under the Loan Documents, any Per Diem Late Charges or Late Charges (each as hereinafter defined) and any Prepayment Premium due thereon, in such order as Holder shall determine, then to accrued and unpaid interest, with the remainder to be applied to the Principal Balance.

      4.   Per Diem Late Charges, Late Charges and Secondary Interest.

           (a) If Maker fails timely to pay any sum due and payable under this Note on or before the date due, a late charge equal to Three Hundred Dollars ($300) per day (the "Per Diem Late Charge") shall be assessed for each day that such payment is not paid from and including the first day following the date such payment was due to and including the date upon which such payment is made; provided, however, that notwithstanding the foregoing, if such payment, together with all accrued Per Diem Late Charges, is not made on or before the fifteenth
  (15th) day following the date due, a late charge equal to four cents ($.04) for each dollar ($1.00) of each such late payment (the "Late Charge") shall be immediately due and payable. The Late Charge shall be in lieu of the Per Diem Late Charges that shall have accrued during the immediately preceding fifteen (15) day period. Maker acknowledges and agrees that its failure to make timely payments will result in Holder incurring additional expense in servicing the Loan, and that it is extremely difficult and impractical to ascertain the extent of such damages and that the Per Diem Late Charges and the Late Charge represent fair and reasonable estimates, considering all of the circumstances existing on the date of the execution of this Note, of the costs that Holder will incur by reason of such late payment. Holder agrees to comply with Section 2954.5 of the California Civil Code with respect to the giving of notice prior to imposing a Per Diem Late Charge or Late Charge, as such Section or any successor Section may now or hereafter be in effect. Acceptance of any Per Diem Late Charge or Late Charge shall not constitute a waiver of the default with respect to the late payment, and shall not prevent Holder from exercising any of the other rights or remedies available hereunder or at law or in equity.

           (b) Maker further acknowledges and agrees that during the time that any payment of principal, interest or other amount due under this Note shall be delinquent, Holder will incur additional costs and expenses attributable to its loss of use of money due to and to the adverse impact on Holder's ability to meet its other obligations and avail itself of other opportunities. Maker agrees that it is extremely difficult and impractical to ascertain the extent of such expenses, and Maker therefore agrees that interest at the Secondary Interest Rate shall accrue on any delinquent payments of principal, interest or other amounts due under this Note or any Loan Document from the date such payments were due and for so long as non-payment continues, regardless of whether or not there has been an acceleration of the maturity of the indebtedness evidenced by this Note.

      5.   Event of Default and Secondary Interest.

           (a) The occurrence of an "Event of Default" under any Loan Document shall constitute an Event of Default under this Note. Upon the occurrence of an Event of Default (including without limitation the failure of the Maker to observe the provisions of Paragraph 4.2 of each of the Deeds of Trust), Holder, at its option may cause the Principal Balance together with all unpaid accrued interest, any Prepayment Premium (as hereinafter defined) and any other sums evidenced or secured by this Note or any Loan Document, to be immediately due and payable, without further presentment, demand, protest or notice of any kind, by so notifying Maker in writing ("Acceleration Notice").

           (b) Maker agrees that from and after the delivery of an Acceleration Notice pursuant to Paragraph 5(a) hereof, interest at the Secondary Interest Rate shall accrue on the Principal Balance and all unpaid accrued interest and other sums evidenced or secured by this Note or any Loan Documents.

      6.   Prepayment.

           (a) If for any reason the Principal Balance or any portion thereof is prepaid (whether by operation of law, acceleration or otherwise) on a date prior to the Maturity Date, Maker shall pay to Holder as liquidated damages, immediately upon demand, together with the related principal prepayment and any unpaid accrued interest, a prepayment charge (the "Prepayment Premium") equal to the greater of:

                  (1) the product of (x) one percent (1%) of the Prepayment Amount multiplied by (y) a fraction, the numerator of which is the number of full months remaining until the Maturity Date as of the Prepayment Date and the denominator of which is the number of full months comprising the term of the Loan; or

                  (2)  the Present Value of the Loan less the sum of
                       (x) the Prepayment Amount, and (y) unpaid accrued interest, if any.

           (b) Maker shall have the right voluntarily to prepay all or any portion of the Principal Balance, together with accrued interest thereon, provided that Maker gives Holder not less than thirty (30) days prior written notice of its intention to prepay, and delivers to Holder, on or before the Prepayment Date, the Prepayment Premium as calculated above, together with the Prepayment Amount and all accrued interest and other sums due under the Loan Documents.

           (c) Maker agrees that such Prepayment Premium represents the reasonable estimate of Holder and Maker of a fair average compensation for the loss that may be sustained by Holder due to the payment of any of the Principal Balance prior to the Maturity Date; and by initialing this provision in the space provided below, Maker hereby declares that Holder's agreement to enter into this transaction on the terms set forth in this Note and in the other Loan Documents constitutes adequate and valuable consideration, given individual weight by Maker for this agreement. Such Prepayment Premium shall be paid without prejudice to the right of Holder to collect any other amount provided to be paid hereunder. Holder shall not be obligated to actually reinvest the Prepayment Amount in any Treasury obligations as a condition to receiving the Prepayment Premium.

                                           INITIALS OF MAKER:  /s/DL

           (d) Notwithstanding anything to the contrary contained in this Section 6, Maker shall have a right to prepay in full the entire outstanding balance due under this Note on or after February 15, 2003 without payment of the Prepayment Premium.

      7. Security. This Note is secured, among other security, by the Deeds of Trust and the other Loan Documents, which contain provisions for the acceleration of the maturity of this Note upon the occurrence of certain described events.

      8. Holder's Rights; No Waiver by Holder. The rights, powers and remedies of Holder under this Note shall be in addition to all rights, powers and remedies given to Holder under the Loan Documents and any other agreement or document securing or evidencing the indebtedness evidenced hereby or by virtue of any statute or rule of law, including, but not limited to, the California Uniform Commercial Code and the Utah Uniform Commercial Code. All such rights, powers and remedies shall be cumulative and may be exercised successively or concurrently in Holder's sole discretion without impairing Holder's security interest, rights or available remedies. Any forbearance, failure or delay by Holder in exercising any right, power or remedy shall not preclude further exercise thereof, and every right, power or remedy of Holder shall continue in full force and effect until such right, power or remedy is specifically waived in a writing executed by Holder. Maker waives any right to require the Beneficiary (as defined in each of the Deeds of Trust) to proceed against any person or to pursue any remedy in Holder's power.

      9.   Maker's Waivers.

           (a) Maker and any endorsers of this Note, and each of them, hereby waive diligence, demand, presentment for payment, notice of non-payment, protest and notice of protest, and specifically consent to and waive notice of any renewals or extensions of this Note, whether made to or in favor of Maker or any person or persons. Maker and any endorsers of this Note expressly waive all right to the benefit of any statute of limitations and any moratorium, reinstatement, marshalling, forbearance, extension, redemption, or appraisement now or hereafter provided by the Constitution or the laws of the United States or of any state thereof, as a defense to any demand against Maker or any such endorsers, to the fullest extent permitted by law.

           (b) Maker hereby waives any right to trial by jury with respect to any action or proceeding brought by Maker, Holder or any other person relating to (i) the indebtedness evidenced by this Note, or (ii) the Loan Documents. Maker hereby agrees that this Note constitutes a written consent to waiver of trial by jury pursuant to the provisions of California Code of Civil Procedure Section 631 and Maker does hereby constitute and appoint Holder its true and lawful attorney-in-fact, which appointment is coupled with an interest, and Maker does hereby authorize and empower Holder, in the name, place and stead of Maker, to file this Note with the clerk or judge of any court of competent jurisdiction as statutory written consent to waiver of trial by jury.

           (c) Maker hereby expressly waives any right it may have under California Civil Code 2954.10 to prepay this Note, in whole or in part, without prepayment charge, upon acceleration of the Maturity Date of this Note, and agrees that if for any reason, a prepayment of any or all of this Note is made, whether voluntarily or upon or following any acceleration of the Maturity Date of this Note by the Holder, then Maker shall pay, concurrently therewith, a Prepayment Premium calculated pursuant to Paragraph 6 hereof. By initialling this provision in the space provided below, Maker hereby declares that Holder's agreement to make the Loan at the Interest Rate and for the term set forth in this Note constitutes adequate consideration, given individual weight by Maker, for this waiver and agreement.

                                             INITIALS OF MAKER:  /s/DL

      10. Transfers by Holder. This Note or any interest in this Note and the Loan Documents may be hypothecated, transferred or assigned by Holder without the prior consent of Maker.

      11. Amendment. This Note may be amended or modified only by an instrument in writing which by its express terms refers to this Note and which is duly executed by the party sought to be bound thereby.

      12. Successors and Assigns. This Note shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns.

      13. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of California.

      14. Authority. Each individual executing this Note on behalf of a partnership, corporation or other entity states that he or she is duly authorized to execute and deliver this Note on behalf of said entity, in accordance with duly and regularly adopted existing authority and, if necessary, resolution of the governing body of such organization, and that this Note is binding upon said entity in accordance with its terms.

      15. Time. Time is of the essence with respect to each and every term and provision of this Note.

      16. Usury. Notwithstanding any provision herein, the total liability for payments in the nature of interest shall not exceed the applicable limits imposed by any applicable state or federal interest rate laws. If any payments in the nature of interest, additional interest, and other charges made hereunder are held to be in excess of the applicable limits imposed by any applicable state or federal laws, it is agreed that any such amount held to be in excess shall be considered payment of principal and the indebtedness evidenced thereby shall be reduced by such amount in the inverse order of maturity so that the total liability for payments in the nature of interest, additional interest and other charges shall not exceed the applicable limits imposed by any applicable state or federal interest rate laws in compliance with the desires of Holder and Maker.

      17. Notices. All notices, consents and other communications required or permitted by this Note shall be in writing and shall be given in the manner set forth in the Deeds of Trust.

      18. Attorneys' Fees. The undersigned agrees to pay all costs, including reasonable attorneys' fees and expenses, incurred by Holder in enforcing payment or collection of this Note or the terms of any Loan Document, whether or not suit is filed.

      19.  Limitation on Personal Liabilities.

           (a) Except as expressly set forth in paragraph 19(b) below, the recourse of Holder with respect to the obligations evidenced by this Note shall be solely to the Property (which for the purposes of this Note shall mean, collectively, the properties defined as the "Property" in each of the Deeds of Trust).

           (b) Notwithstanding anything to the contrary contained in this Note or in any Loan Document, nothing shall be deemed in any way to impair, limit or prejudice the rights of Holder:

                  (i) in foreclosure proceedings or in any ancil-lary proceedings brought to facilitate Hol-der's foreclosure on the Property or any portion thereof;

                 (ii) to recover from Maker damages or costs (including without limitation reasonable attorneys' fees) incurred by Holder as a result of waste to the Property by Maker;

                (iii) to recover from Maker any condemnation or insurance proceeds attributable to the Property which were not paid to Holder or used to restore the Property in accordance with the terms of the Deeds of Trust;

                 (iv) to recover from Maker any rents, profits, security deposits, advances, rebates, prepaid rents or other similar sums attributable to the Property collected by or for Maker following an Event of Default and not properly applied to the reasonable fixed and operating expenses of the Property, including payments of the Loan;

                  (v) to pursue the personal liability of Maker under the provisions of paragraph 9.26 of each of the Deeds of Trust, including any indemnification provisions under said paragraph;

                 (vi) to exercise any other specific rights or remedies afforded Holder under any provisions of the Loan Documents or at law or in equity (or to recover under any guarantee given in connection with the
                            Loan);

                (vii) to recover from Maker the amount of any unpaid taxes, assessments, and/or utility charges affecting the Property and to collect from Maker any sums expended by Holder in fulfilling the obligations of Maker, as lessor, under any leases affecting the Property, which obligations accrued prior to Holder's (or Holder's nominee's) acquisition of title to the Property; provided, however, that the cost of any obligations of Maker as lessor under any such leases which have been expressly approved by Holder shall not be a recourse liability of Maker;

               (viii) to pursue any personal liability of Maker under the Remediation and Indemnification Agreements;

                 (ix) to recover from Maker damages or costs incurred by Holder as a result of any non-willful misrepresentation by Maker in connection with the Property, the Loan Documents or the Loan Applications, or any other aspect of the Loan; and

                  (x) to recover from Maker damages or costs incurred by Holder as a result of Maker's failure to obtain and maintain in effect all the insurance required in the Loan Documents.

           (c) The agreement contained in this Paragraph 19 to limit the personal liability of Maker shall become null and void and of no further force or effect in the event:

                  (i) that the Property or any part thereof or any interest therein shall be further encumbered by a voluntary lien securing any obligation upon which Maker shall be personally liable for repayment;

                 (ii) of any breach or violation of paragraph 4.2 of any of the Deeds of Trust; or

                (iii) of any intentional fraud or willful and material misrepresentation by Maker in connection with the Property, the Loan Documents or the Loan Applications.

           (d) The agreement contained in this Section 19 to limit the personal liability of Maker shall become null and void and of no further force or effect in the event of the execution, modification, amendment and/or termination of any leases for the occupancy of space in any portion of the Property which remains encumbered by any of the Deeds of Trust, without Holder's prior written approval if such approval is required under the terms of the Loan Documents (such leases being hereinafter referred to as "Unapproved Leases"), such that the net rentable area covered by Unapproved Leases exceeds twenty percent (20%) of the total net rentable area of all of the Property which remains encumbered by any of the Deeds of Trust.

      20. Amendment and Restatement. This Note amends and restates, in its entirety, that certain Promissory Note made by Maker to the order of Holder in the original principal amount of $20,200,000, dated March 20, 1996. This Note is executed as of the date hereinabove stated, and relates back to, and is made as of, March 20, 1996.

      IN WITNESS WHEREOF, Maker has caused this Promissory Note to be executed and delivered effective as of the date first written above.

  "Maker":

  BEDFORD PROPERTY INVESTORS, INC.,
  a Maryland corporation


  By: /s/DONALD A. LORENZ

      Donald A. Lorenz, Executive Vice President and Chief Financial Officer
      [Printed Name and Title]